Exhibit 99.1

NEWS RELEASE

Contacts:

Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Updates Production Guidance

for Second Quarter and Full-Year 2007

Expects to Exceed Street Consensus EPS Estimates

HOUSTON — July 13, 2007 — W&T Offshore, Inc. (NYSE: WTI) has updated second quarter and full-year 2007 production guidance.

Updated Second Quarter and Full Year 2007 Production Guidance

W&T is revising its second quarter and full-year 2007 production guidance, as follows:

Estimated Production	Revised Second Quarter 2007	Prior Second Quarter 2007	Revised Full-Year 2007	Prior Full-Year 2007
Crude oil (MMBbls)	2.05 – 2.15	2.1 – 2.2	7.7 – 8.0	8.1 – 8.5
Natural gas (Bcf)	18.2 – 18.6	20.0 – 21.0	74.7 – 78.7	84.1 – 88.7
Total (Bcfe)	30.5 – 31.5	32.7 – 34.4	121.0 – 127.0	132.7 – 140.0

Significant contributors to the revision in guidance for the second quarter and full-year 2007 are:

•	Mississippi Canyon 718 “Pluto” – Life of current reservoir extended from June to November deferring rate increase from recompletion.

•	Main Pass 163/185 – One-month project start up delay.

•	Ewing Bank 989 “Cypress” – Production performance less than forecast, completion sanded up on June 25. Recompletion plans in progress.

•	Eugene Island 205 C-4ST – Completion watered out earlier than expected.

From the above-mentioned items, total production impact for the second quarter 2007 is a reduction of approximately 2 Bcfe.

Tracy W. Krohn, Chairman and Chief Executive Officer stated, “The Company has had unanticipated production deferral at Mississippi Canyon 718 ‘Pluto,’ other wells produced at rates less than anticipated and we experienced a completion failure at Ewing Bank 989 ‘Cypress.’ Accordingly, the Company is revising both second quarter and full-year guidance downward.” Mr. Krohn continued, “Despite the lower production, our realized oil and gas prices were higher than we expected during the second quarter and as a result, the Company will exceed the First Call analysts’ consensus estimates, which average $0.44 per share for the second quarter.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2006 (www.sec.gov).

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